Exhibit 99.1

Contact:	Alliance Data
Julie Prozeller, Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon, Media
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

ALLIANCE DATA ANNOUNCES FIRST-QUARTER 2008 RESULTS

*First Quarter results at high end of expectations

*Company reaffirms full-year 2008 guidance

Dallas, TX, April 23, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the first quarter ended March 31, 2008.

Total first quarter 2008 revenue increased 7 percent to $499.3 million compared to $466.3 million for the first quarter of 2007. Income from continuing operations decreased 3 percent to $62.7 million for the first quarter of 2008, or $0.78 per diluted share, but included $4.7 million of pre-tax merger and other non-routine costs, as compared to $64.7 million, or $0.80 per diluted share, for the first quarter of 2007.

Operating EBITDA for the first quarter of 2008 increased 16 percent to $175.2 million compared to $151.4 million for the first quarter of 2007. Adjusted EBITDA for the first quarter of 2008 increased 3 percent to $164.5 million compared to $159.9 million for the first quarter of 2007. Cash earnings for the first quarter of 2008 decreased 1 percent to $80.7 million compared to $81.2 million for the first quarter of 2007. Cash earnings per diluted share for the first quarter of 2008 of $1.00 was flat to first quarter 2007 results. See “Financial Measures” below for a discussion of operating EBITDA, adjusted EBITDA, cash earnings and cash earnings per diluted share. The segment information, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share exclude pre-tax merger and other non-routine costs of $4.7 million, including $1.6 million of expenditures directly associated with the proposed merger of the Company with an affiliate of The Blackstone Group and $3.1 million in compensation charges related to the departure of certain employees and other non-routine costs associated with the proposed merger and the disposition of the Company’s Mail Services business.

Alliance Data Systems Corporation

April 23, 2008

“We are pleased with our results for the first quarter, delivering cash earnings per share at the high-end of our guidance range,” said Mike Parks, Alliance Data chairman and chief executive officer. “While this quarter is expected to be the most difficult comparison of the year, our performance is gaining momentum, and we expect our results to continue to accelerate as the year progresses. Our Canadian AIR MILES® Reward Program achieved the strongest quarter in its history. We signed several important sponsor renewals during the quarter, including CENTURY 21 Canada and the InterContinental Hotel Group. Our Epsilon business also signed a major expansion with Citibank’s ThankYou® Network. Additionally, we signed a long-term agreement with leading specialty retailer Hot Topic, Inc. to provide private label credit card services for its Torrid branded stores.”

Mr. Parks continued, “Lastly, liquidity for the Company remains at an all-time high. We have already achieved our goal of completing $2.7 billion in financing at favorable rates, which underscores our view that despite the current volatility in the capital markets, liquidity is available for companies with strong track records and high-quality assets. In summary, we believe our most difficult quarter of 2008 is behind us, and we look forward to our business gaining momentum each quarter to position us well for a successful 2008.”

SEGMENT REVIEW

Loyalty Services. Loyalty Services achieved the strongest quarter in its history delivering $40.9 million in adjusted EBITDA, an increase of 60 percent from the prior year period. Driving this historic performance was a 30 percent increase in revenue to $171.8 million in the first quarter of 2008 due to strong growth in both AIR MILES reward miles issued and AIR MILES reward miles redeemed just shy of 10 percent. The AIR MILES Reward Program continues to benefit from stable pricing, the ramp-up of new sponsors, expanded commitments from existing sponsors, the continued benefit of coalition loyalty as households frequent an increasing number of sponsors and a lower cost structure achieved through increased operating leverage. The Company also benefitted from a stronger Canadian dollar during the first quarter compared to 2007.

The previously mentioned sponsor renewals provide additional visibility into expected future results. While Alliance Data does not expect this level of over-performance to continue throughout the year, the Company is confident that Loyalty Services will deliver at least mid-teens organic adjusted EBITDA growth for 2008, and the business is well positioned for strong performance in 2009.

Epsilon Marketing Services. For first quarter 2008, Epsilon Marketing Services posted solid mid-teens year over year revenue and adjusted EBITDA growth to $115.5 million and $23.6 million, respectively. The segment’s performance was driven by larger commitments from existing clients and stable pricing along with new client ramp-ups including the recently announced major expansion with Citibank’s ThankYou Network. Both the pipeline and deals signed are the strongest among all of the divisions within the Company. In addition, Epsilon continues to benefit from the increasing shift of Fortune 1000 companies’ marketing spend away from traditional channels and toward transaction-based

Alliance Data Systems Corporation

April 23, 2008

loyalty and marketing programs that offer greater ROI. For 2008, guidance for Epsilon Marketing Services remains in-line with previous expectations of mid-teens adjusted EBITDA growth in this segment.

Private Label Services. Private Label Services provides processing, high-end customer care and marketing programs associated with the Company’s approximately 90 private label credit card clients. The key segment driver—private label statements generated—declined 8 percent during the first quarter of 2008 as compared to the prior year period. Importantly, statements generated were roughly flat as compared to the prior year period when excluding the loss of the Lane Bryant portfolio. Private Label Services revenue and adjusted EBITDA declined 3 percent and 17 percent, respectively, in each case primarily as a result of the loss of the Lane Bryant portfolio. For the full-year 2008, the Company expects Private Label Services to realize mid-single digit growth in adjusted EBITDA. This will be driven by increased statements generated resulting from growth in both credit sales and average managed receivables from new clients signed in 2005, 2006 and 2007.

Private Label Credit. Finally, Private Label Credit posted results in-line with Company expectations for the first quarter of 2008. Both revenue and adjusted EBITDA declined 5 percent and 13 percent, respectively, almost exclusively due to the loss of the Lane Bryant portfolio and, to a lesser degree, a modest increase in credit losses which, due to timing, had yet to be offset by favorable funding costs. Credit sales were slightly negative overall, but showed positive growth excluding the impact of Lane Bryant. The segment’s decline was primarily due to its January performance, which was down compared to January 2007, while both February and March were slightly favorable to prior year periods. This positive trend is expected to continue throughout 2008.

Specifically, the first quarter of 2008 will be the Company’s most challenging year-over-year segment comparison due to a very strong first quarter 2007 for Private Label Credit. Year-over-year comparisons are expected to become more favorable each quarter in 2008. A number of other factors are also expected to drive the segment’s adjusted EBITDA growth into the mid-single digits for the year including stable yields along with continued portfolio growth as the portfolio achieved a solid 6 percent growth in the first quarter of 2008 excluding the impact of the loss of the Lane Bryant portfolio.

Finally, despite general concern regarding the weak macro-environment, the Company’s overall strategy to offset a moderate and expected increase in credit losses with expected savings from lower funding costs began to take effect at the end of the first quarter. Specifically, delinquency rates, which historically have been a good predictor of losses in the subsequent 180 days, have remained stable over the past eight months. This trend suggests that eventual credit losses will run approximately $20 million higher than budget. More than offsetting this pressure, however, are funding rates that suggest a $30-35 million benefit for the year. This natural offset should provide continued stability and visibility to the Company’s Private Label Credit business. These funding benefits have already been locked in as the Company completed its goal of refinancing $2.7 billion in off-balance sheet debt.

Alliance Data Systems Corporation

April 23, 2008

OUTLOOK FOR 2008

For 2008, the Company expects to continue to deliver on its three long-term objectives—double-digit organic growth in adjusted EBITDA, solid free cash flow generation and earnings visibility. Despite a volatile macro-economic environment, the Company is confident in its ability to continue to achieve double-digit organic growth in both operating EBITDA and adjusted EBITDA during 2008, consistent with its previously announced goals.

The Company believes that its most difficult year-over-year comparisons are now past and expects the remaining quarters to ramp up throughout 2008, positioning the Company well for 2009. Specifically, the performances of Loyalty Services and Epsilon Marketing Services, the Company’s high-growth engines, are expected to remain strong in the second half of the year, with Epsilon Marketing Services generating approximately 60 percent of their earnings during that period. Also, Private Label Credit has funding savings that are expected to be more than sufficient to mitigate the moderate increase in credit losses previously discussed. Based on delinquency flows, this modest uptick, which moved up throughout last year and plateaued in August, is expected to remain relatively flat for the remainder of the year. Finally, the combination of easier comparisons in the retail vertical along with the ramping up of the 2005-2007 new Private Label clients are expected to drive mid-single digit growth in both Private Label Services and Private Label Credit. This, combined with expected mid-teens adjusted EBITDA growth in both Loyalty Services and Epsilon Marketing Services, equates to expected double-digit organic growth for the Company as a whole for the year.

In summary, outstanding performances in Loyalty Services and Epsilon Marketing Services combined with the mitigation of higher credit losses via favorable funding rates in Private Label Credit are expected to collectively drive another strong year of growth for Alliance Data, regardless of the weak macro-environment.

For the second quarter of 2008 the Company is expecting to deliver cash earnings per share of $1.00, representing a double-digit increase versus the prior year period. For the full-year 2008, the Company remains very comfortable with its guidance of a minimum of $4.30 cash earnings per share, representing solid double-digit organic growth. Lastly, the Company’s overall leverage ratio is approximately 1x and continues to improve.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the proposed merger and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to

Alliance Data Systems Corporation

April 23, 2008

investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on April 23, 2008 at 5:00 p.m. (Eastern) to discuss the Company’s first quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “42619220.” The replay will be available from two hours after the end of the call until 11:59 p.m. (Eastern) on April 30, 2008.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and

Alliance Data Systems Corporation

April 23, 2008

assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the respective parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

April 23, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Revenue	$499.3	$466.3	7%

Income from continuing operations	$62.7	$64.7	(3)%

Income from continuing operations per share – diluted	$0.78	$0.80	(3)%

Adjusted EBITDA	$164.5	$159.9	3%

Operating EBITDA	$175.2	$151.4	16%

Cash Earnings	$80.7	$81.2	(1)%

Cash Earnings per share – diluted	$1.00	$1.00	—%

	As of March 31, 2008	As of December 31, 2007
Cash and cash equivalents	$241.4	$219.2
Seller’s interest and credit card receivables	575.2	652.4
Redemption settlement assets	307.4	317.1
Intangible assets, net	327.5	343.4
Goodwill	1,176.3	1,185.8
Total assets	3,931.4	4,103.6

Deferred revenue	806.1	828.3
Certificates of deposit	281.9	370.4
Core debt(1)	983.0	921.0
Total liabilities	2,680.8	2,906.6
Stockholders’ equity	1,250.6	1,197.0

(1)	Core debt excludes certificates of deposit and capital leases.

Alliance Data Systems Corporation

April 23, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2008	2007	Change
Segment Revenue:
Loyalty Services	$171.8	$131.8	30%
Epsilon Marketing Services	115.5	98.6	17
Private Label Services	94.5	97.9	(3)
Private Label Credit	209.1	219.8	(5)
Corporate/Other	0.5	11.2	(96)
Intersegment	(92.1)	(93.0)	(1)

	$499.3	$466.3	7%

Segment Adjusted EBITDA:
Loyalty Services	$40.9	$25.5	60%
Epsilon Marketing Services	23.6	20.9	13
Private Label Services	26.9	32.5	(17)
Private Label Credit	87.1	100.0	(13)
Corporate/Other	(14.0)	(19.0)	(26)

	$164.5	$159.9	3%

Key Performance Indicators:
Private label statements generated	31.8	34.4	(8)%
Average managed receivables	$3,906.8	$3,916.2	—
Private label credit sales	$1,538.1	$1,586.5	(3)%
AIR MILES Reward Miles issued	1,023.0	942.1	9%
AIR MILES Reward Miles redeemed	701.7	644.3	9%
Pro Forma Key Performance Indicators(1)
Private label statements generated	31.8	32.1	(1)%
Average managed receivables	$3,906.8	$3,679.5	6%
Private label credit sales	$1,538.1	$1,513.3	2%

(1)	Excludes the impact of the loss of the Lane Bryant portfolio.

Alliance Data Systems Corporation

April 23, 2008

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Total revenue	$499.3	$466.3

Total operating expenses	380.7	345.7

Operating income	118.6	120.6

Interest expense, net	17.1	15.8

Income from continuing operations before income taxes	101.5	104.8
Income tax expense	38.8	40.1

Income from continuing operations	62.7	64.7

(Loss) from discontinued operations, net of taxes	(13.4)	(7.8)

Net income	$49.3	$56.9

Per share data:

Basic – Net income	$0.63	$0.72

Diluted – Income from continuing operations	$0.78	$0.80

Diluted – (Loss) from discontinued operations	(0.17)	(0.10)

Diluted – Net income	$0.61	$0.70

Weighted average shares outstanding – basic	78.5	79.0

Weighted average shares outstanding – diluted	80.6	81.1

Alliance Data Systems Corporation

April 23, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Adjusted EBITDA and Operating EBITDA:
Income from continuing operations (GAAP measure)	$62.7	$64.7
Stock compensation expense	6.3	10.4
Income tax expense	38.8	40.1
Interest expense, net	17.1	15.8
Depreciation and other amortization	17.7	13.8
Amortization of purchased intangibles	17.2	15.1
Loss on sale of assets	1.0	—
Merger and other costs	3.7	—

Adjusted EBITDA	164.5	159.9
Change in deferred revenue	(22.2)	13.1
Change in redemption settlement assets	9.6	(16.6)
Foreign currency impact	23.3	(5.0)

Operating EBITDA	$175.2	$151.4

Cash Earnings:
Income from continuing operations (GAAP measure)	$62.7	$64.7
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	6.3	10.4
Amortization of purchased intangibles	17.2	15.1
Loss on the sale of assets	1.0	—
Merger and other costs	3.7	—
Income tax effect (1)	(10.2)	(9.0)

Cash earnings	$80.7	$81.2

Weighted average shares outstanding – diluted	80.6	81.1
Cash earnings per share – diluted	$1.00	$1.00

(1)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

April 23, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three months ended March 31, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$30.9	$8.6	$1.4	$—	$40.9
Epsilon Marketing Services	3.6	19.1	0.9	—	23.6
Private Label Services	23.0	2.3	0.8	0.8	26.9
Private Label Credit	83.9	2.8	0.4	—	87.1
Corporate/Other	(22.8)	2.1	2.8	3.9	(14.0)

	$118.6	$34.9	$6.3	$4.7	$164.5

	Three months ended March 31, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$18.1	$5.5	$1.9	$—	$25.5
Epsilon Marketing Services	3.5	15.4	2.0	—	20.9
Private Label Services	28.8	2.4	1.3	—	32.5
Private Label Credit	97.0	2.8	0.2	—	100.0
Corporate/Other	(26.8)	2.8	5.0	—	(19.0)

	$120.6	$28.9	$10.4	$—	$159.9

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.

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